                                                                    EXHIBIT 4.15

         THIS INSTRUMENT GRANTS A SECURITY INTEREST BY A PUBLIC UTILITY
          THIS INSTRUMENT CONTAINS AFTER-ACQUIRED PROPERTY PROVISIONS

   --------------------------------------------------------------------------




                       OLD DOMINION ELECTRIC COOPERATIVE,

                                    GRANTOR,

                                       TO

                                  SUNTRUST BANK

                     (Successor by Merger to Crestar Bank),

                                     TRUSTEE

                              ------------------------


                        FOURTEENTH SUPPLEMENTAL INDENTURE

                          Dated as of December 1, 2002

                               ----------------------


           Supplemental to the Indenture of Mortgage and Deed of Trust

                             Dated as of May 1, 1992

     ----------------------------------------------------------------------


                  A Mortgage of Both Real and Personal Property

                        FOURTEENTH SUPPLEMENTAL INDENTURE

         THIS FOURTEENTH SUPPLEMENTAL INDENTURE, dated as of December 1, 2002 (the "Fourteenth Supplemental Indenture"), between OLD DOMINION ELECTRIC COOPERATIVE, a Virginia utility aggregation cooperative (the "Company"), whose mailing address and address of its chief executive office is Innsbrook Corporate Center, 4201 Dominion Boulevard, Glen Allen, Virginia 23060, and SUNTRUST BANK, a Georgia banking corporation and successor by merger to Crestar Bank, as trustee (the "Trustee"), having a corporate trust office at 919 East Main Street, 10th Floor, Corporate Trust Administration, Richmond, Virginia 23219.

         WHEREAS, the Company has heretofore executed and delivered an Indenture of Mortgage and Deed of Trust, dated as of May 1, 1992 (the "Original Indenture"), to secure, as provided therein, Bonds, to be issued in one or more series as provided in the Original Indenture, as supplemented, modified or amended (the Original Indenture as so supplemented, modified or amended and in effect from time to time, the "Indenture"); and

         WHEREAS, the Original Indenture was recorded among the land records in the counties of Halifax, Louisa, Spotsylvania and Orange, Virginia, and a UCC Form 1 concerning the Original Indenture was recorded among the financing statement records at the Virginia State Corporation Commission and the Counties of Henrico, Halifax, Louisa, Spotsylvania and Orange, Virginia; and

         WHEREAS, each previous supplemental indenture to the Original Indenture heretofore was recorded among the land records for the counties of Halifax, Louisa, Spotsylvania and Orange, Virginia and among the financing statement records at the Virginia State Corporation Commission and the Counties of Henrico, Halifax, Louisa, Spotsylvania and Orange, Virginia, which are all of the recording offices in which this Fourteenth Supplemental Indenture will be recorded; and

         WHEREAS, the Board of Directors of the Company has established the 2002 Series B Bonds and the Board of Directors of the Company has authorized the issuance thereof, and the Company has complied or will comply with all provisions required to issue Additional Bonds provided for in the Indenture; and

         WHEREAS, the Company desires to execute and deliver this Fourteenth Supplemental Indenture, in accordance with the provisions of the Indenture, for the purposes of (i) providing for the creation of a new series of Bonds, designating the series to be created and specifying the form and provisions of the Bonds of such new series and (ii) amending certain provisions of the Indenture pursuant to Section 13.02 of the Indenture, effective upon obtaining the required consents from the Holders pursuant to such section; and

         WHEREAS, Section 13.01 of the Indenture provides that, without the consent of the Holders of any of the Bonds at any time Outstanding, the Company, when authorized by a Board Resolution, and the Trustee may enter into a Supplemental Indenture for the purpose and subject to the conditions set forth in said Section 13.01;

         WHEREAS, Section 13.02 of the Indenture provides that, with the consent of a specified number of Holders of the Bonds of all series then Outstanding affected, the Company, when authorized by a Board Resolution, and the Trustee may enter into a Supplemental Indenture for the purposes and subject to the conditions set forth in such Section 13.02; and

         WHEREAS, the Company, as authorized by the consent of the Board of Directors, proposes to supplement and amend the Indenture as provided herein in compliance with Section 13.02 thereof; and

         WHEREAS, all acts and proceedings required by law and by the Amended and Restated Articles of Incorporation and Bylaws, as amended and restated, of the Company necessary to secure the payment of the principal and Redemption Price of and interest on the 2002 Series B Bonds, to make the 2002 Series B Bonds to be issued hereunder, when executed by the Company, authenticated and delivered by the Trustee and duly issued, the valid, binding and legal obligations of the Company, and to constitute the Indenture a valid and binding mortgage for the security of all of the Bonds prior to the Release Date, in accordance with its and their terms, have been done and taken; and the execution and delivery of this Fourteenth Supplemental Indenture has been in all respects duly authorized;

         NOW, THEREFORE, THIS FOURTEENTH SUPPLEMENTAL INDENTURE WITNESSETH, that, to secure the payment of the principal of (and premium, if any) and interest on the Outstanding Secured Bonds until the Release Date, to confirm the lien of the Indenture upon the Trust Estate mentioned therein including all property purchased, constructed or otherwise acquired by the Company since the date of execution of the Original Indenture until the Release Date, to secure performance of the covenants therein and herein contained, to declare the terms and conditions on which the Outstanding Secured Bonds are secured, and in consideration of the premises thereof and hereof, the Company by these presents does grant, bargain, sell, alienate, remise, release, convey, assign, transfer, mortgage, hypothecate, pledge, set over and confirm to the Trustee, in trust, all property, rights, privileges and franchises (other than Excepted Property) of the Company of the character described in the Granting Clauses of the Indenture, including all such property, rights, privileges and franchises acquired since the date of execution of the Original Indenture, including, without limitation, all of those fee and leasehold interests in real property, if any, which may hereafter be constructed or acquired by it, but subject to all exceptions, reservations and matters of the character therein referred to, and expressly excepting and excluding from the lien and operation of the Indenture all properties of the character specifically excepted by paragraphs (A) through
(K) of "Excepted Property" in the Indenture to the extent contemplated thereby, and all property heretofore released or otherwise disposed of pursuant to the provisions of the Indenture.

         PROVIDED, HOWEVER, that (i) if, upon the occurrence of an Event of Default, the Trustee, or any separate trustee or co-trustee appointed under
Section 10.14 of the Indenture or any receiver appointed pursuant to statutory provision or order of court, shall have entered into possession of all or substantially all of the Trust Estate, all the Excepted Property described or referred to in paragraphs (A) through (G), inclusive, of "Excepted Property" in the Indenture then owned or thereafter acquired by the Company shall immediately, and, in the case of any Excepted Property described or referred to in paragraphs (H) through (J) inclusive, of "Excepted Property" in the Indenture, upon demand of the Trustee or such other trustee or receiver, become subject to the lien of the Indenture to the extent permitted by law, and the Trustee or such other trustee or receiver may, to the extent permitted by law, at the same time likewise take possession thereof, and (ii) whenever all Events of Default shall have been cured and the possession of all or substantially all of the Trust Estate shall have been restored to the Company, such Excepted Property shall again be excepted and excluded from the lien of the Indenture to the extent and otherwise as hereinabove set forth and as set forth in the Indenture.

         The Company may, however, pursuant to Granting Clause Third of the Indenture, subject any Excepted Property to the lien of the Indenture, whereupon the same shall cease to be Excepted Property.

         TO HAVE AND TO HOLD all said property, rights, privileges and franchises of every kind and description, real, personal or mixed, hereby and hereafter (by Supplemental Indenture or otherwise) granted, bargained, sold, alienated, remised, released, conveyed, assigned, transferred, mortgaged, hypothecated, pledged, set over or confirmed as aforesaid, or intended, agreed or covenanted so to be, together with all the appurtenances thereto appertaining unto the Trustee and its successors and assigns forever.

         SUBJECT, HOWEVER, to (i) Permitted Encumbrances, (ii) to the extent permitted by Section 14.06 of the Indenture, as to property acquired since the date of execution of the Original Indenture, (a) any duly recorded or perfected prior mortgage or other lien that may exist thereon at the date of the acquisition thereof by the Company, and (b) purchase money mortgages created by the Company at the time of acquisition thereof, and (iii) defects of title to and encumbrances on property described in Article IV of the First Supplemental Indenture.

         BUT IN TRUST, NEVERTHELESS, with power of sale, for the equal and proportionate benefit and security of the Holders from time to time of all the Outstanding Secured Bonds without any priority of any such Bond over any other such Bond and for the enforcement of the payment of such Bonds in accordance with their terms.

         UPON CONDITION that, until the happening of an Event of Default and subject to the provisions of Article Six of the Indenture, the Company shall be permitted to possess and use the Trust Estate, except cash, securities and other personal property deposited, or required to be deposited, with the Trustee and to explore for, mine, extract and dispose of coal, ore, gas, oil and other minerals, to harvest standing timber and to receive and use the rents, issues, profits, revenues and other income, products and proceeds of the Trust Estate.

         AND IT IS HEREBY COVENANTED AND DECLARED that all the Bonds are to be authenticated and delivered and the Trust Estate is to be held and applied by the Trustee, subject to the further covenants, conditions and trusts set forth in the Indenture, and the Company does hereby covenant and agree to and with the Trustee, for the equal and proportionate benefit of all Holders of the Bonds as follows:

                                   ARTICLE I

                   TERMS AND ISSUE OF THE 2002 SERIES B BONDS

         Section 1.01. General. There is hereby established under the Indenture, as further amended by this Fourteenth Supplemental Indenture, a series of Bonds, known as and entitled "2002 Series B Bonds" (collectively, the "2002 Series B Bonds"). The aggregate principal amount of 2002 Series B Bonds which may be authenticated and delivered and Outstanding is limited to THREE HUNDRED MILLION AND NO/00 DOLLARS ($300,000,000.00). The Trustee is hereby appointed as Authenticating Agent for the 2002 Series B Bonds.

         The 2002 Series B Bonds shall be issuable without coupons and in denominations of $1,000 and integral multiples thereof. The 2002 Series B Bonds shall bear interest from their date of issuance, payable semi-annually on June 1 and December 1 of each year thereafter at the rate of

[___]%. Interest on the 2002 Series B Bonds shall be computed on the basis of a 360-day year of twelve 30-day months for the actual number of days lapsed.

         The principal and the Redemption Price of and interest on the 2002 Series B Bonds shall be payable to the registered owner of the 2002 Series B Bonds or its assignee in accordance with the provisions of the Indenture on the applicable Interest Payment Date or Redemption Date. Interest on the 2002 Series B Bonds shall be payable without presentation of the 2002 Series B Bonds for payment. Payment of the principal and Redemption Price of and interest on any 2002 Series B Bond shall be payable at the office of the Trustee in Richmond, Virginia. Such location is the Place of Payment.

         The Regular Record Date (referred to in Section 3.09 of the Indenture) for the payment of interest on the 2002 Series B Bonds shall be the fifteenth day (whether or not a business day) of the calendar month next preceding such Interest Payment Date.

         Section 1.02. Sinking Fund Redemption.

         (a) The 2002 Series B Bonds are subject to pro rata redemption on December 1 on each year, commencing with the year 2005 and ending with the year 2027, through operation of the sinking fund for the the 2002 Series B Bonds, at a Redemption Price equal to 100% of the principal amount being redeemed, plus accrued interest through the Redemption Date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Redemption Date). As a sinking fund for the 2002 Series B Bonds, the Company shall redeem on December 1 in each year beginning with the year 2005 and ending with the year 2027 the aggregate principal amount of the 2002 Series B Bonds specified in the following table:

                                                 Aggregate Principal
      Year                                     Amount of 2002 Series B
      ----                                             Bonds
                                                       -----
  December 1, 2005                                  $12,500,000
  December 1, 2006                                  $12,500,000
  December 1, 2007                                  $12,500,000
  December 1, 2008                                  $12,500,000
  December 1, 2009                                  $12,500,000
  December 1, 2010                                  $12,500,000
  December 1, 2011                                  $12,500,000
  December 1, 2012                                  $12,500,000
  December 1, 2013                                  $12,500,000
  December 1, 2014                                  $12,500,000
  December 1, 2015                                  $12,500,000
  December 1, 2016                                  $12,500,000
  December 1, 2017                                  $12,500,000
  December 1, 2018                                  $12,500,000
  December 1, 2019                                  $12,500,000
  December 1, 2020                                  $12,500,000
  December 1, 2021                                  $12,500,000
  December 1, 2022                                  $12,500,000
  December 1, 2023                                  $12,500,000
  December 1, 2024                                  $12,500,000
  December 1, 2025                                  $12,500,000
  December 1, 2026                                  $12,500,000
  December 1, 2027                                  $12,500,000


         The principal amount of the 2002 Series B Bonds acquired and surrendered for cancellation or redeemed by the Company (otherwise than through operation of the sinking fund) shall be credited against sinking fund payments for the 2002 Series B Bonds (including, for purposes of this paragraph, as a sinking fund payment, $12,500,000 principal amount of 2002 Series B Bonds not to be redeemed through operation of the sinking fund but to be repaid at maturity on December 1, 2028) in proportion to the respective amounts of such required sinking fund payments.

         (b) The particular 2002 Series B Bonds to be redeemed through sinking fund payments, as provided in this Section 1.02, shall be selected by the Trustee from the Outstanding 2002 Series B Bonds which have not been previously been called for redemption by prorating, as nearly as may be subject to adjustment as provided in Section 15.03 of the Indenture, the principal amount of the 2002 Series B Bonds to be redeemed among the Holders thereof in proportion to the aggregate principal amount thereof registered in their respective names; EXCEPT that, if there shall have been previously filed with the Trustee an Act of all of the Holders thereof satisfactory to the Trustee specifying the method of selecting the 2002 Series B Bonds to be redeemed, such selection shall be made by the Trustee in accordance with the terms of such Act.

         Section 1.03. Make-Whole Redemption.

         (a) The 2002 Series B Bonds are subject to redemption, as a whole or in part, on any date (whether or not an Interest Payment Date) at the election of the Company at a Redemption Price equal to the greater of (i) 100% of the principal amount of the 2002 Series B Bonds being redeemed plus all accrued, but not yet due and payable, interest to the Redemption Date; and (ii) the sum of the present values of all principal and interest payments scheduled to become due after the date of such redemption in respect of the 2002 Series B Bonds being redeemed discounted on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) and calculated using a discount rate equal to the sum of (A) the yield to maturity on the U.S. Treasury security having an average life equal to the remaining average life of the 2002 Series B Bonds to be redeemed and trading in the secondary market at the price closest to par, and (B) twenty (20) basis points; PROVIDED, HOWEVER, that if there is no U.S. Treasury security having an average life equal to the remaining average life of the 2002 Series B Bonds to be redeemed, such discount rate shall be calculated using a yield to maturity interpolated or extrapolated on a straight-line basis (rounding to the nearest calendar month, if necessary) from the yields to maturity of two U.S. Treasury securities having average lives most closely corresponding to the remaining life of the 2002 Series B Bonds to be redeemed and trading in the secondary market at the prices closest to par. In addition, any interest due and payable but unpaid on 2002 Series B Bonds being redeemed shall be paid on the Redemption Date therefor.

         (b) The calculations set forth in paragraph (a) above of this Section
1.03 shall be determined on the third business day prior to the scheduled Redemption Date by an investment banking institution of national standing in the United States selected by the Company or, if the Trustee does not receive notice of such selection at least ten days prior to a scheduled Redemption Date or if an Event of Default under the Indenture shall have occurred and be continuing, selected by the Trustee.

         (c) If less than all the 2002 Series B Bonds are to be redeemed pursuant to this Section 1.03, the particular 2002 Series B Bonds to be redeemed shall be selected not more than sixty (60) days prior to the Redemption Date by the Trustee from the Outstanding Obligations of such series or maturity within a series which have not previously been called for redemption by such method as the Trustee shall deem fair and appropriate. In any such selection pursuant to this Section, the Trustee shall make such adjustments, reallocations and eliminations as it shall deem proper to the end that the principal amount the 2002 Series B Bonds so selected shall be equal to $1,000, or an integral multiple thereof. The Trustee in its discretion may determine the particular 2002 Series B Bonds (if there is more than one) registered in the name of any Holder which are to be redeemed, in whole or in part. In any case where any of the 2002 Series B Bonds are registered in the same name, the Trustee in its discretion may treat the aggregate principal amount so registered as if it were represented by one 2002 Series B Bond.

         The Trustee shall promptly notify the Company in writing of the 2002 Series B Bonds selected for redemption and, in the case of any 2002 Series B Bonds selected for partial redemption, the principal amount thereof to be redeemed.

         (d) Upon receipt of a notice from the Company of its intent to effect an optional redemption of the 2002 Series B Bonds, the Trustee shall cause notice of such redemption to be given to each Holder of the 2002 Series B Bonds then Outstanding at its address as the same shall last appear upon the Bond Register, by first class mail at least 30 and no more than 60 days prior to the Redemption Date; provided that so long as the Book-Entry System is maintained in effect, notice of redemption shall be given to the registered Holders at the time and in the manner required in the DTC Letter of Representations executed in connection with the issuance and sale of the 2002 Series B Bonds (as amended and in effect from time to time, the "2002 Series B DTC Letter of Representations"), and the Trustee shall not be required to give any other notice of redemption otherwise required herein. The notice of redemption shall specify the Redemption Date, the place or places of payments, that payment will be made only upon the presentation and surrender of the

2002 Series B Bonds to be redeemed, that interest, if any, accrued to the Redemption Date will be paid as specified in such notice and that on and after such date interest thereon shall cease to accrue.

         (e) Except as provided in Section 1.02 and Section 1.03, the 2002 Series B Bonds are not redeemable at any time prior to their Stated Maturity.

         (f) Notwithstanding anything to the contrary contained herein or in the Indenture, if, at the time the Company gives notice to the Trustee of a redemption as provided for in this Section 1.03 the Trustee does not have on deposit sufficient available funds designated for the purpose of paying the principal of, premium, if any, and interest accrued and to accrue through the applicable Redemption Date on the 2002 Series B Bonds so called for redemption, then the Company's notice of redemption is conditional and revocable, that is, the Company is under no obligation to provide, or cause to be provided, to the Trustee funds to effect such redemption and, if the Company does not elect to do so by 2:00 p.m., New York City time, on the Redemption Date, then the 2002 Series B Bonds called for redemption shall not be redeemed pursuant to this notice of redemption or the notice of redemption given by the Trustee pursuant to the Indenture. The Company will not be liable to any holder of the 2002 Series B Bonds if the Company does not provide, or cause to be provided, funds sufficient to effect redemption of any such 2002 Series B Bonds with the result that such 2002 Series B Bonds are not redeemed on the Redemption Date specified in such notices. If, at the time the Company gives this notice, the Trustee has on deposit sufficient funds designated for the purpose of and to effect such redemption, then the Company's notice is unconditional and irrevocable and the 2002 Series B Bonds specified in the Company's notice and given by the Trustee pursuant to the Indenture shall become due and payable at the specified Redemption Price on the specified Redemption Date.

         Section 1.04. Exchangeability. When the 2002 Series B Bonds are held in a Book-Entry System, the delivery of 2002 Series B Bonds, exchanges, transfers and assignments of the 2002 Series B Bonds and issuance of the 2002 Series B Bonds shall be determined by the provisions of the 2002 Series B DTC Letter of Representations.

         Subject to Section 3.07 of the Indenture, all 2002 Series B Bonds not held in the Book-Entry System shall be fully interchangeable, and, upon surrender at the office or agency of the Trustee in a Place of Payment therefor, shall be exchangeable for other 2002 Series B Bonds of the same maturity but of a different authorized denomination or denominations, as requested by the Holder surrendering the same. The Company will execute, and the Trustee shall authenticate and deliver, 2002 Series B Bonds whenever the same are required for any such exchange.

         Section 1.05. Book-Entry System, Certificates, Registration and Payment. When the 2002 Series B Bonds are held in a Book-Entry System, 2002 Series B Bonds shall (except to the extent otherwise required by the 2002 Series B DTC Letter of Representations) be evidenced by one or more certificates, in an amount equal to the aggregate principal amount of such maturity of 2002 Series B Bonds.

         The principal and Redemption Price of and interest on the 2002 Series B Bonds shall be payable in lawful money of the United States of America. While the 2002 Series B Bonds are held in the Book-Entry System, payment of the principal and Redemption Price of and interest on the 2002 Series B Bonds shall be made by wire transfer of Federal Reserve funds or equivalent same-day funds, or in such other manner as permitted by the 2002 Series B DTC Letter of Representations (as the same may be amended from time to time), to the account of Cede & Co. In the event the 2002

Series B Bonds are not held in the Book-Entry System, (i) interest on the 2002 Series B Bonds shall be payable on each Interest Payment Date by check payable to the Holder (except that if so instructed in writing by a Holder of $1,000,000 or more of the 2002 Series B Bonds on or prior to the applicable Regular Record Date, such payments shall be made by the wire transfer of Federal funds on the Interest Payment Date), mailed to the Holder at his or her address as it appears on the Bonds Register on the last day of the calendar month prior to the Interest Payment Date, or in such other manner as such Holder and the Trustee may determine, and (ii) principal shall be payable only upon presentation and surrender of each 2002 Series B Bond, as the same becomes due, at the office from which the Trustee performs the payment function for 2002 Series B Bonds. Except as may be provided in the 2002 Series B DTC Letter of Representations with respect to 2002 Series B Bonds then held in the Book-Entry System, payment of principal shall be made only upon presentation and surrender of each 2002 Series B Bond, as the same becomes due, at the office from which the Trustee performs the payment function for the 2002 Series B Bonds.

         The Trustee shall act as Bond Registrar and shall maintain registration books for the registration and the registration of transfer of the 2002 Series B Bonds.

         So long as the 2002 Series B Bonds are held in the Book-Entry System:

         (a) The registered Holder of all of the 2002 Series B Bonds shall be DTC, and the 2002 Series B Bonds shall be registered in the name of Cede & Co., as nominee for DTC, pursuant to the 2002 Series B DTC Letter of Representations, and the provisions of such Letter of Representations shall be incorporated herein by this reference;

         (b) The Trustee and the Company may treat DTC (or its nominee) as the sole and exclusive registered Holder of the 2002 Series B Bonds registered in its name for the purposes of payment of the principal and Redemption Price of or interest on the 2002 Series B Bonds, selecting the 2002 Series B Bonds or portions thereof to be redeemed, giving notice as required under the Indenture, registering the transfer of 2002 Series B Bonds, obtaining any consent or other action to be taken by the Holders and for all other purposes whatsoever; and neither the Trustee nor the Company shall be affected by any notice to the contrary;

         (c) Neither the Trustee nor the Company shall have any responsibility or obligation to any person claiming a beneficial ownership interest in the 2002 Series B Bonds under or through DTC or any DTC Participant, or any other person which is not shown on the Bond Register as being a registered Holder, with respect to the accuracy of any records maintained by DTC or any DTC Participant; the payment by DTC or any DTC Participant of any amount in respect of the principal or Redemption Price of or interest on the 2002 Series B Bonds; any notice or direction which is permitted or required to be given to or received from Holders under the Indenture; the selection by DTC or any DTC Participant of any Person to receive payment in the event of a partial redemption of the 2002 Series B Bonds; or any consent given or other action taken by DTC as Holder; nor shall any DTC Participant or any such Person be deemed to be a third party beneficiary of any Holders' rights under the Indenture;

         (d) The Trustee shall pay from moneys available hereunder all principal and Redemption Price of and interest on the 2002 Series B Bonds only to or upon the order of DTC or its designee, and all such payments shall be valid and effective to fully satisfy and discharge the Company's obligations with respect to the principal and Redemption Price of and interest on the 2002 Series B Bonds to the extent of the sum or sums so paid;

         (e) No person other than DTC shall receive an authenticated 2002 Series B Bond evidencing the obligation of the Company to make payments of principal and Redemption Price of and interest pursuant to the Indenture; and

         (f) Upon delivery by DTC to the Trustee of DTC's written notice to the effect that DTC has determined to substitute a new nominee in place of Cede & Co., and subject to the provisions of the Indenture with respect to transfers of 2002 Series B Bonds, the term "Cede & Co." in this Fourteenth Supplemental Indenture shall refer to such new nominee of DTC.

         Section 1.06. Availability of Bond Certificates. At any time it determines that it is in the best interests of the Holders, the Company may notify DTC and the Trustee, whereupon DTC will, if consistent with DTC's then-current policies, notify the DTC Participants of the availability through DTC of 2002 Series B Bond certificates. In such event, the Company shall prepare and execute and the Trustee shall issue, transfer and exchange, at the expense of the Company, 2002 Series B Bond certificates as requested in writing by DTC in appropriate amounts. DTC may determine to discontinue providing its services with respect to the 2002 Series B Bonds at any time by giving written notice to the Company and the Trustee and discharging its responsibilities with respect thereto under applicable law. If DTC resigns as securities depository for the 2002 Series B Bonds, 2002 Series B Bond certificates shall be delivered pursuant to this Section. Under such circumstances (if there is no successor securities depository), the Company and the Trustee shall be obligated to deliver 2002 Series B Bonds as described in the Indenture, provided that the expense in connection therewith shall be paid by the Company. In the event that certificates for 2002 Series B Bonds are issued, the provisions of the Indenture shall apply to, among other things, the transfer and exchange of such certificates and the method of payment of principal of and Redemption Price of and interest on such 2002 Series B Bonds. Whenever DTC requests the Company to do so, the Company will cooperate with DTC in taking appropriate action after written notice (a) to make available one or more separate certificates evidencing the 2002 Series B Bonds to any DTC Participant having 2002 Series B Bonds credited to its DTC account, or (b) to arrange for another securities depository to maintain custody of certificates evidencing the 2002 Series B Bonds.

         Section 1.07. Form of 2002 Series B Bonds. The 2002 Series B Bonds and the Trustee's authentication certificate to be executed on the Bonds of such series shall be substantially in the form attached hereto as Exhibit A, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may, consistently herewith, be determined by the Officers executing such Bonds, as evidenced by their execution of such Bonds.

                                   ARTICLE II

                           AMENDMENTS TO THE INDENTURE

         Section 2.01. The amendments to the Indenture set forth in Section 2.02 of this Fourteenth Supplemental Indenture shall become effective pursuant to and in accordance with Section 13.02 of the Indenture.

         Section 2.02. Section 1.01 of the Indenture is amended by deleting the definition of "Interest Charges" therein and substituting in lieu thereof the following:

         "Interest Charges" for any period means the total interest charges (other than capitalized interest charges) of the Company for such period related to all Outstanding Secured Bonds, outstanding Prior Lien Obligations and outstanding indebtedness secured by liens described in clause (23) of the definition of "Permitted Encumbrances" (in all cases including amortization of debt discount and expense or premium) determined in accordance with Accounting Requirements."

                                  ARTICLE III

                  PRINCIPAL AMOUNT PRESENTLY TO BE OUTSTANDING

         Section 3.01. Principal Amount Presently To Be Outstanding. The total aggregate principal amount of Bonds of the Company issued and Outstanding on the date hereof and presently to be issued and Outstanding under the provisions of and secured by the Indenture will be Seven Hundred Sixty Million Six Hundred Fifty-Nine Thousand Eight Hundred Thirty-One Dollars ($760,659,831), namely One Hundred Forty-Three Million Eight Hundred Thousand Dollars ($143,800,000) principal amount of First Mortgage Bonds, 1993 Series A; Thirty-Six Million Six Hundred Forty-Nine Thousand Eight Hundred Thirty-One Dollars ($36,649,831) principal amount of First Mortgage Bonds, 1996 Series B; Five Million Dollars ($5,000,000) principal amount of First Mortgage Bonds, 1998 Series B, Two Hundred Fifteen Million Dollars ($215,000,000) principal amount of 2001 Series A Bonds; Sixty Million Two Hundred Ten Thousand Dollars ($60,210,000) principal amount of 2002 Series A Bonds; and Three Hundred Million Dollars ($300,000,000) principal amount of 2002 Series B Bonds to be issued pursuant to this Fourteenth Supplemental Indenture upon compliance by the Company with the provisions of
Section 5.01 and any of 5.02, 5.03, or 5.04 of the Indenture.



                                   ARTICLE IV

                                 MISCELLANEOUS

         Section 4.01. This Fourteenth Supplemental Indenture is executed and shall be construed as an indenture supplemental and amendatory to the Original Indenture, and shall form a part thereof, and the Indenture, as hereby supplemented, amended and modified, is hereby confirmed. Except to the extent inconsistent with the express terms hereof, all of the provisions, terms, covenants and conditions of the Indenture shall be applicable to the 2002 Series B Bonds to the same extent as if specifically set forth herein. All capitalized terms used in this Fourteenth Supplemental Indenture shall be taken to have the same meanings as in the Indenture, except in cases where the context clearly indicates otherwise.

         Section 4.02. All recitals in this Fourteenth Supplemental Indenture are made by the Company only and not by the Trustee; and all of the provisions contained in the Indenture, in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect hereof as fully and with like effect as if set forth herein in full.

         Section 4.03. Whenever in this Fourteenth Supplemental Indenture any of the parties hereto is named or referred to, this shall, subject to the provisions of Articles Ten and Twelve of the Indenture, be deemed to include the successors and assigns of such party, and all the covenants and agreements in this Fourteenth Supplemental Indenture contained by or on behalf of the Company, or by or on behalf of the Trustee shall, subject as aforesaid, bind and inure to the respective benefits of the respective successors and assigns of such parties, whether so expressed or not.

         Section 4.04. Nothing in this Fourteenth Supplemental Indenture, expressed or implied, is intended, or shall be construed, to confer upon, or to give to, any person, firm or corporation, other than the parties hereto and the Holders of the Outstanding Bonds, any right, remedy or claim under or by reason of this Fourteenth Supplemental Indenture or any covenant, condition, stipulation, promise or agreement hereof, and all the covenants, conditions, stipulations, promises and agreements in this Fourteenth Supplemental Indenture contained by or on behalf of the Company shall be for the sole and exclusive benefit of the parties hereto, and of the Holders of Outstanding Bonds.

         Section 4.05. This Fourteenth Supplemental Indenture may be executed in several counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts, or as many of them as the Company and the Trustee shall preserve undestroyed, shall together constitute but one and the same instrument.

         Section 4.06. Although this Fourteenth Supplemental Indenture is dated for convenience and for the purpose of reference as of December 1, 2002, the actual date or dates of execution by the Company and by the Trustee are as indicated by their respective acknowledgments hereto annexed.

         Section 4.07. To the extent permitted by applicable law, this Fourteenth Supplemental Indenture shall be deemed to be a Security Agreement and Financing Statement whereby the Company grants to the Trustee, until the Release Date, a security interest in all of the Trust Estate that is personal property or fixtures under the Uniform Commercial Code, as adopted or hereafter adopted in one or more of the states in which any part of the properties of the Company are situated. The mailing address of the Company, as debtor, is Innsbrook Corporate Center, 4201 Dominion Boulevard, Glen Allen, Virginia 23060, and the mailing address of the Trustee, as secured party, is SunTrust Bank, Attention:
Corporate Trust Administration, 919 East Main Street, 10th Floor, Richmond, Virginia 23219.

                    [SIGNATURES APPEAR ON THE FOLLOWING PAGE]

         IN WITNESS WHEREOF, the parties hereto have caused this Fourteenth Supplemental Indenture to be duly executed as of the day and year first above written.

Company:                                  OLD DOMINION ELECTRIC COOPERATIVE
Innsbrook Corporate Center
4201 Dominion Boulevard
Glen Allen, Virginia 23060

                                          By:___________________________________
                                             Name:  Daniel M. Walker
                                             Title: Senior Vice President


Trustee:                                  SUNTRUST BANK, as Trustee
919 East Main Street, 10th Floor
Corporate Trust Administration
Richmond, Virginia 23219
                                          By:___________________________________
                                             Name:
                                             Title:

ACKNOWLEDGMENT

COMMONWEALTH OF VIRGINIA         )
                                 )
CITY/COUNTY OF HENRICO           )


         The foregoing instrument was acknowledged before me this ___ day of __________, 2002, by Daniel M. Walker, the Senior Vice President of Old Dominion Electric Cooperative, a Virginia utility aggregation cooperative.

                                           _____________________________________
                                                        Notary Public

My Commission expires:


                                 ACKNOWLEDGMENT

COMMONWEALTH OF VIRGINIA            )
                                    )
CITY/COUNTY OF RICHMOND             )


         The foregoing instrument was acknowledged before me this ____ day of __________, 2002, by , the Senior Vice President of SunTrust Bank, a Georgia banking corporation, on behalf of the Bank.

                                            ____________________________________
                                                        Notary Public

My Commission expires:

                                    EXHIBIT A

                           FORM OF 2002 SERIES B BONDS

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGES OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

                        Old Dominion Electric cooperative

                    2002 Series B Bonds Due December 1, 2028

No.                                                            $________________

         Old Dominion Electric Cooperative, a Virginia utility aggregation cooperative (herein called the "Company," which term includes any successor corporation under the Indenture of Mortgage and Deed of Trust, dated as of May 1, 1992, as supplemented and amended, for value received, hereby promises to pay to ____________, or registered assigns, the principal sum of _____________ Dollars on __________, 20__, and to pay interest (computed on the basis of a 360-day year of twelve 30-day months) thereon from the date of issuance or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on June 1 and December 1 in each year, commencing on June 1, 2003 at the rate of ___% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Bond (or one or more Predecessor Bonds) is registered at the close of business on the Regular Record Date for such interest, which shall be the fifteenth day (whether or not a business day), of the calendar month next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Bond (or one or more Predecessor Bonds) is registered at the close of business on a Special Record Date for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to Holders of Bonds of this series not more than 15 and not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which Bonds of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

         Payment of the principal and Redemption Price of and any such interest on this Bond will be made at the office or agency of the Trustee maintained for that purpose in Richmond, Virginia, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; PROVIDED, HOWEVER, that (subject to the terms on the reverse hereof) at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Bond Register.

         Reference is hereby made to the further provisions of this Bond set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

         Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Bond shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

         IN WITNESS WHEREOF, the Company has caused this Bond to be duly executed.

Dated:_______________

                                               OLD DOMINION ELECTRIC COOPERATIVE

                                               By: SPECIMEN
                                                   -------------------
                                                   Authorized Officer

ATTEST:

_________________________
Name:
Title:


                                [Reverse of Bond]

         This is one of the Bonds referred to in and secured by the Indenture of Mortgage and Deed of Trust, dated as of May 1, 1992, by and between Old Dominion Electric Cooperative and Crestar Bank, as trustee, as the same has been and may be supplemented, modified or amended and effective from time to time prior to the Release Date (the "Original Indenture"), under which the undersigned now acts as Trustee. From and after the Release Date (as defined in the Eleventh Supplemental Indenture to the Original Indenture), this shall constitute one of the unsecured Obligations referred to in and entitled to the benefits of that Amended and Restated Indenture, dated as of September 1, 2001, between Old Dominion Electric Cooperative and SunTrust Bank, successor by merger to Crestar Bank, as trustee (the "Restated Indenture"), which Restated Indenture amends and supersedes the Original Indenture in its entirety from and after the Release Date. The Original Indenture, including all indentures supplemental thereto and effective prior to the Release Date, contains a statement of the description of the properties thereby mortgaged, pledged and assigned, the nature and extent of the security and the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Bonds and of the terms upon which the Bonds are, and are to be, authenticated and delivered, in each case prior to the Release Date. The Restated Indenture, including all indentures supplemental thereto, contains a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Obligations and of the terms upon which the Obligations are, and are to be, authenticated and delivered from and after the Release Date. From and after the Release Date, the term "Bond" as used in this instrument shall be construed to mean "Obligation" as that term is used in the Restated Indenture and all indentures supplemental thereto. The term "Indenture" as used herein means the Original Indenture prior to the Release Date and the Restated Indenture from and after the Release Date. This Bond is one of the series and maturity designated on the face hereof, limited in aggregate principal amount to Three Hundred Million Dollars ($300,000,000).

         The 2002 Series B Bonds are subject to redemption on December 1 on each year, commencing with the year 2005 and ending with the year 2027, through operation of the sinking fund for the the 2002 Series B Bonds at a Redemption Price equal to 100% of the principal amount being redeemed plus accrued interest through the Redemption Date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Redemption Date).

         As a sinking fund for the 2002 Series B Bonds, the Company shall redeem on December 1 in each year beginning with the year 2005 and ending with the year 2027 the aggregate principal amount of the 2002 Series B Bonds specified in the following table:

                                                 Aggregate Principal
      Year                                     Amount of 2002 Series B
      ----                                             Bonds
                                                       -----
  December 1, 2005                                 $12,500,000
  December 1, 2006                                 $12,500,000
  December 1, 2007                                 $12,500,000
  December 1, 2008                                 $12,500,000
  December 1, 2009                                 $12,500,000
  December 1, 2010                                 $12,500,000
  December 1, 2011                                 $12,500,000
  December 1, 2012                                 $12,500,000
  December 1, 2013                                 $12,500,000
  December 1, 2014                                 $12,500,000
  December 1, 2015                                 $12,500,000
  December 1, 2016                                 $12,500,000
  December 1, 2017                                 $12,500,000
  December 1, 2018                                 $12,500,000
  December 1, 2019                                 $12,500,000
  December 1, 2020                                 $12,500,000
  December 1, 2021                                 $12,500,000
  December 1, 2022                                 $12,500,000
  December 1, 2023                                 $12,500,000
  December 1, 2024                                 $12,500,000
  December 1, 2025                                 $12,500,000
  December 1, 2026                                 $12,500,000
  December 1, 2027                                 $12,500,000

         The principal amount of the 2002 Series B Bonds acquired and surrendered for cancellation or redeemed by the Company (otherwise than through operation of the sinking fund) shall be credited against sinking fund payments for the 2002 Series B Bonds (including, for purposes of this paragraph, as a sinking fund payment, $12,500,000 principal amount of 2002 Series B Bonds not to be redeemed through operation of the sinking fund but to be repaid at maturity on December 1, 2028) in proportion to the respective amounts of such required sinking fund payments.

         The particular 2002 Series B Bonds to be redeemed through sinking fund payments, shall be selected by the Trustee from the Outstanding 2002 Series B Bonds which have not been previously been called for redemption by prorating, as nearly as may be, the principal amount of the 2002 Series B Bonds to be redeemed among the Holders thereof in proportion to the aggregate principal amount thereof registered in their respective names; EXCEPT that, if there shall have been previously filed with the Trustee an Act of all of the Holders thereof satisfactory to the Trustee specifying the method of selecting the 2002 Series B Bonds to be redeemed, such selection shall be made by the Trustee in accordance with the terms of such Act.

         In addition, this Bond is subject to redemption, as a whole or in part, at the election of the Company at a Redemption Price equal to the greater of (i) 100% of the principal amount of the portion of the Bond being redeemed plus all accrued, but not yet due and payable, interest to the Redemption Date; and (ii) the sum of the present values of all principal and interest payments scheduled to become due after the date of such redemption in respect of the portion of the Bond being redeemed, discounted on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) and calculated using a discount rate equal to the sum of (1) the yield to maturity on the U.S. Treasury security having an average life equal to the remaining average life of the Bond to be redeemed and trading in the secondary market at the price closest to par, and (2) twenty (20) basis points; PROVIDED, HOWEVER, that if there is no U.S. Treasury security having an average life equal to the remaining average life of the Bond to be redeemed, such discount rate shall be calculated using a yield to maturity interpolated or extrapolated on a straight-line basis (rounding to the nearest calendar month, if necessary) from the yields to maturity of two U.S. Treasury securities having average lives most closely corresponding to the remaining life of the Bond to be redeemed and trading in the secondary market at the prices closest to par. The foregoing calculations shall be made in accordance with the Fourteenth Supplemental Indenture to the Indenture. In addition, any interest due and payable but unpaid on the portion of this 2002 Series B Bond being redeemed shall be paid on the Redemption Date therefor.

         The calculations set forth in the immediately preceding paragraph shall be determined on the third business day prior to the scheduled Redemption Date by an investment banking institution of national standing in the United States selected by the Company or, if the Trustee does not receive notice of such selection at least ten days prior to a scheduled Redemption Date or if an Event of Default under the Indenture shall have occurred and be continuing, selected by the Trustee.

         In the event of a redemption of all or a portion of this Bond, the Company shall cause notice of such redemption to be given to each Holder of such Bonds to be redeemed at his or her address as the same shall last appear upon the Bond Register, by first class mail at least 30 and no more than 60 days prior to the Redemption Date; provided that so long as the Bonds to be redeemed are held in a Book-Entry System, notice of redemption shall be given to the registered Holders thereof at the time and in the manner required in the DTC Letter of Representations executed among the Company, the Trustee and DTC in connection with the issuance and sale of such Bonds, and the Trustee shall not be required to give any other notice of redemption otherwise required in the Indenture.

         In the event of a redemption of this Bond in part only, a new Bond or Bonds of this series and maturity for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

         Except as otherwise provided above, this Bond is not redeemable at any time prior to its Stated Maturity.

         The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of this Bond under the Indenture at any time by the Company with the consent of the Holders of a majority in aggregate principal amount of Bonds of all series at the time Outstanding affected by such modification. The Indenture also contains provisions permitting the Holders of a majority in principal amount of Bonds at the time Outstanding, on behalf of the Holders of all Bonds to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Bond shall be conclusive and binding upon such Holder and upon all future Holders of this Bond and of any Bond issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Bond.

         No reference herein to the Indenture and no provision of this Bond or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal and Redemption Price of and interest on this Bond at the times, places and rates, and in the coin or currency, herein prescribed.

         As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Bond is registrable in the Bond Register, upon surrender of this Bond for registration of transfer at the office or agency maintained by the Bond Registrar in the Place of Payment therefor, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Bond Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Bonds of this series and maturity, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

         The Bonds of this series and maturity are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Bonds of this series and maturity are exchangeable for a like aggregate principal amount of Bonds of this series of a different authorized denomination as requested by the Holder surrendering the same.

         No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

         Prior to due presentment of this Bond for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Bond is registered as the owner hereof for all purposes, whether or not this Bond be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

         The Bonds of this series initially shall be held in a Book-Entry System. While the Bonds or this series are held in the Book-Entry System, payment of the principal and Redemption Price of and interest on such Bonds shall be made by wire transfer of Federal Reserve funds or equivalent same-day funds, or in such other manner as permitted by the DTC Letter of Representations executed by the Company in connection with such series (as the same may be amended from time to time), to the account of Cede & Co. In the event the Bonds of this series are no longer held in the Book-Entry System, (i) interest on such Bonds shall be payable on each Interest Payment Date by check payable to the Holder (except that if so instructed in writing by a Holder of $1,000,000 or more of such Bonds on or prior to the applicable Regular Record Date, such payments shall be made by wire transfer of Federal Reserve funds on the Interest Payment Date), mailed to the Holder at his or her address as it appears on the Bond Register on the last day of the calendar month prior to the Interest Payment Date, or in such other manner as such Holder and the Trustee may determine, and (ii) principal shall be payable only upon presentation and surrender of each such Bond, as the same becomes due, at the office from which the Trustee performs the payment function for such Bonds. Except as may be provided in the DTC Letter of Representations with respect to Bonds of this series then held in the Book-Entry System, payment of principal (other than through operation of the sinking fund) shall be made only upon presentation and surrender of each such Bond, as the same becomes due, at the office from which the Trustee performs the payment function for such Bonds.

         All terms used in this Bond which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

                          CERTIFICATE OF AUTHENTICATION

         This is one of the Bonds referred to in and secured by the Indenture of Mortgage and Deed of Trust dated as of May 1, 1992 by and between Old Dominion Electric Cooperative and Crestar Bank, as trustee, as the same may be supplemented, modified or amended and effective from time to time prior to the Release Date (the "Original Indenture"), under which the undersigned now acts as Trustee. From and after the Release Date, this shall constitute one of the unsecured Obligations referred to in and entitled to the benefits of that Amended and Restated Indenture, dated as of September 1, 2001, between Old Dominion Electric Cooperative and SunTrust Bank, successor by merger to Crestar Bank, as trustee, which Restated Indenture amends and supersedes the Original Indenture in its entirety from and after the Release Date.

                                                       SUNTRUST BANK, as Trustee



                                                       By: SPECIMEN
                                                           ---------------------
                                                            Authorized Signatory